Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

November 5, 2026

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Ladies and Gentlemen:

We have acted as counsel to CVR Energy, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of the Shares (as defined below) pursuant to the Company’s Automatic Shelf Registration Statement on Form S-3 (File No. 333-291199) filed with the Securities and Exchange Commission (the “Commission”) on October 31, 2025 (the “Registration Statement”), and the base prospectus contained therein (the “Base Prospectus”), as described in (i) the preliminary prospectus supplement dated November 3, 2026 filed with the Commission pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”), (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”) and (ii) the prospectus supplement dated November 3, 2026 filed with the Commission pursuant to Rule 424(b)(5) of the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), relating to the offer and sale of (i) 10,515,248 shares (the “Firm Shares”) of the common stock, par value $0.01 per share, of the Company (“Common Stock”) and (ii) up to an additional 1,577,287 shares of Common Stock which may be offered pursuant to an underwriters’ option to purchase additional shares of Common Stock (the “Option Shares,” and together with the Firm Shares, the “Shares”), pursuant to the underwriting agreement, dated November 3, 2026 (the “Underwriting Agreement”), entered into by and between the Company and Barclays Capital Inc. and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriters”).

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)	the Registration Statement;

(b)	the Preliminary Prospectus;

(c)	the Prospectus;

(d)	the Underwriting Agreement;

(e)	the amended and restated certificate of incorporation of the Company, as in effect on the date hereof;

(f)	the second amended and restated bylaws of the Company, as amended and in effect on the date hereof;

(g)	a certificate, dated on or about the date hereof, issued by the Secretary of State of the State of Delaware, as to the Company’s existence and good standing in such jurisdiction;

(h)	corporate proceedings of the Company relating to its proposed issuance of the Shares; and

(i)	such other instruments and documents as we have deemed relevant or necessary in connection with our opinion set forth herein.

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Boca Raton | Boston | Charlotte | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, DC

November 5, 2026

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions set forth in the Underwriting Agreement and the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, the incorporation by reference of this opinion letter into the Registration Statement, and the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP